Exhibit 8.2


                               Edward L. Clissold

                                 Attorney-at-Law
                              2157 East 2100 South
                            Salt Lake City, UT 84109
                       (801) 483-1555; Fax: (801) 483-1566
                             eclissold@parkcity.com




Park City Group, Inc.
A Nevada Corporation
333 Main Street #300
Park City, UT  84060
(435) 649-2221

RE:      S-8 Stock for Ed Elenson

Gentlemen:

It is my understanding that Park City Group, Inc. ("PCG") has entered into a Consulting Agreement with Ed Elenson, ("Ed") pursuant to which Ed will be providing consulting services to PCG with respect to promoting PCG and its business and marketing its software products in the State of Florida.

The Agreement calls for Ed to be compensated for his services by receiving Form S-8 registrable securities. Because these shares are not being issued to Ed, as a consultant, for services "in connection with the offer and sale of securities in a capital raising transaction," but rather for bona fide employment services that do not relate to capital raising. I believe Ed Elenson can be issued form S-8 registrable securities as consideration for his Consulting Agreement.

Sincerely,


/s/ Edward L. Clissold
---------------------------
Edward L. Clissold, Esq.


ELC/egis
Enclosure